SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                 13 and 15(d) of the Securities Exchange Act of
                                      1934

                         Commission File Number 0-24504

                           GREENSTONE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                        6500 Rock Spring Drive, Suite 400
                            Bethesda, Maryland 20817
                                 (301) 564-5900
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, $.001 par value
                    Redeemable Common Stock Purchase Warrants
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]          Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12h-3(b)(1)(i)    [ ]          Rule 15d-6              [x]

Approximate  number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, the corporation formerly known as GSLP Merger Corp. and now operating as GreenStone Industries, Inc. (which corporation was the surviving corporation in the merger of GreenStone Industries, Inc., with and into GSLP Merger Corp., effective on January 2, 1997), has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 8, 1997                  By JOHN R. BERNARDI
                                        John R. Bernardi
                                        Chief Financial Officer and Secretary